Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports Second Quarter 2021 Results;

Raises 2021 Guidance

Nashville, Tenn., July 20, 2021 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2021.

Key second quarter metrics (all percentage changes compare 2Q 2021 to 2Q 2020 unless otherwise noted):

•	Revenues totaled $14.435 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.450 billion, or $4.36 per diluted share

•	Adjusted EBITDA totaled $3.219 billion

•	Cash flows from operating activities totaled $2.251 billion

•	Same facility admissions increased 17.5 percent and same facility equivalent admissions increased 26.8 percent

“With the effects of the pandemic moderating in the second quarter, we experienced a strong rebound in demand for healthcare services,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “We continue to invest aggressively in our strategic agenda, which is building greater clinical capabilities to serve our communities while also developing more comprehensive enterprise resources to support caregivers and differentiate our local networks.”

Revenues in the second quarter of 2021 increased to $14.435 billion, compared to $11.068 billion in the second quarter of 2020. Net income attributable to HCA Healthcare, Inc. totaled $1.450 billion, or $4.36 per diluted share, compared to $1.079 billion, or $3.16 per diluted share, in the second quarter of 2020. The second quarter of 2021 results include gains on sales of facilities of $8 million, or $0.02 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share. The second quarter of 2020 results included losses on sales of facilities of $27 million, or $0.07 per diluted share. The Company recognized $822 million ($590 million net of tax), or $1.73 per diluted share, in government stimulus income during the second quarter of 2020 related to general distribution funds received from the provider relief fund established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. During October 2020, the Company announced it would return, or repay early, its share of provider relief fund distributions of approximately $1.6 billion and approximately $4.4 billion in Medicare accelerated payments. In the third quarter of 2020, the Company reversed the $822 million of government stimulus income that it recognized during the second quarter of 2020.

For the second quarter of 2021, Adjusted EBITDA totaled $3.219 billion, compared to $2.666 billion in the second quarter of 2020, which included $822 million in government stimulus income. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions increased 17.5 percent and same facility equivalent admissions increased 26.8 percent in the second quarter of 2021, compared to the prior year period. Same facility emergency room visits increased 40.5 percent in the second quarter of 2021, compared to the prior year period. Same facility inpatient surgeries increased 15.0 percent while same facility outpatient surgeries increased 52.5 percent in the second quarter of 2021 compared to the same period of 2020. The second quarter of 2021 volume statistics show strong recoveries from the pandemic-related restrictions and policies that negatively affected patient volumes during the second quarter of 2020. Same facility revenue per equivalent admission increased 2.6 percent in the second quarter of 2021, compared to the second quarter of 2020.

Because of the decline in volumes in the second quarter of 2020 driven by the pandemic-related restrictions and policies, the Company believes a comparison of volume statistics to the comparable period in 2019 provides additional context to the improvement in operations during 2021. The following table provides a summary of statistical measures for the second quarter of 2021 compared to the same period in 2019 on a consolidated basis.

	Second Quarter
	2021	2019	% Change
Reported:
Admissions	532,041	518,253	2.7%
Equivalent Admissions	916,212	903,419	1.4%
Patient Days	2,629,950	2,530,548	3.9%
Equivalent Patient Days	4,535,678	4,412,348	2.8%
Inpatient Surgery Cases	136,460	140,473	-2.9%
Outpatient Surgery Cases	262,107	253,441	3.4%
Emergency Room Visits	2,128,428	2,253,337	-5.5%

Six Months Ended June 30, 2021

Revenues for the six months ended June 30, 2021 totaled $28.412 billion, compared to $23.929 billion in the same period of 2020. Net income attributable to HCA Healthcare, Inc. was $2.873 billion, or $8.50 per diluted share, compared to $1.660 billion, or $4.84 per diluted share, for the first six months of 2020. Results for the six months ended June 30, 2021 included gains on sales of facilities of $10 million, or $0.02 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share. Results for the six months ended June 30, 2020 included government stimulus income of $822 million ($590 million net of tax), or $1.72 per diluted share, losses on sales of facilities of $20 million, or $0.06 per diluted share, and losses on retirement of debt of $295 million, or $0.66 per diluted share.

Balance Sheet and Cash Flows from Operations

As of June 30, 2021, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.120 billion, total debt of $32.572 billion, and total assets of $48.164 billion. During the second quarter of 2021, capital expenditures totaled $842 million, excluding acquisitions. Cash flows provided by operating activities in the second quarter totaled $2.251 billion, compared to $8.723 billion in the second quarter of 2020. The $8.723 billion of cash flow from operations for the second quarter of 2020 included the $822 million of government stimulus income and $4.999 billion of contract liabilities-deferred revenues, which were reversed during the third and fourth quarters of 2020.

During the second quarter of 2021, the Company repurchased 11.261 million shares of its common stock at a cost of $2.287 billion. The Company had $4.987 billion remaining under its repurchase authorization as of June 30, 2021. As of June 30, 2021, the Company had $5.620 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.48 per share on the Company’s common stock. The dividend will be paid on September 30, 2021 to stockholders of record at the close of business on September 16, 2021.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2021 Revised Guidance

The 2021 guidance ranges for the year have been revised from our first quarter release and are as follows:

2021 Guidance Range
Revenues	$57.0 to $58.0 billion
Adjusted EBITDA	$12.10 to $12.50 billion
EPS (diluted)	$16.30 to $17.10 per diluted share
Capital Expenditures	Approximately $3.7 billion

The Company’s 2021 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic and related government legislation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of June 30, 2021, HCA operated 187 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2021, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of the pandemic and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact and terms of government and administrative regulation and stimulus (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021 and other enacted and potential future legislation); changes in revenues due to declining patient volumes, changes in payer mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions; supply shortages and disruptions; and the timing, availability and adoption of effective medical treatments and vaccines, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (3) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of changes or court challenges to the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions, and those required under the Pay-As-You-Go Act of 2010 (“PAYGO Act”) as a result of the federal budget deficit impact of the American Rescue Plan Act of 2021, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (10) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions (and the impact thereof on the economy, financial markets and banking industry) resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.
Condensed Consolidated Comprehensive Income Statements
Second Quarter
(Dollars in millions, except per share amounts)
	2021		2020
	Amount	Ratio	Amount	Ratio
Revenues	$14,435	100.0%	$11,068	100.0%

Salaries and benefits	6,385	44.2	5,330	48.2
Supplies	2,380	16.5	1,748	15.8
Other operating expenses	2,473	17.2	2,147	19.3
Government stimulus income	—	—	(822)	(7.4)
Equity in earnings of affiliates	(22)	(0.2)	(1)	—
Depreciation and amortization	712	4.9	691	6.3
Interest expense	386	2.7	388	3.5
Losses (gains) on sales of facilities	(8)	(0.1)	27	0.2
Losses on retirement of debt	12	0.1	—	—

	12,318	85.3	9,508	85.9

Income before income taxes	2,117	14.7	1,560	14.1

Provision for income taxes	453	3.2	344	3.1

Net income	1,664	11.5	1,216	11.0

Net income attributable to noncontrolling interests	214	1.5	137	1.2

Net income attributable to HCA Healthcare, Inc.	$1,450	10.0	$1,079	9.8

Diluted earnings per share	$4.36		$3.16

Shares used in computing diluted earnings per share (millions)	332.613		341.599

Comprehensive income attributable to HCA Healthcare, Inc.	$1,466		$1,088

HCA Healthcare, Inc.
Condensed Consolidated Comprehensive Income Statements
For the Six Months Ended June 30, 2021 and 2020
(Dollars in millions, except per share amounts)

	2021		2020
	Amount	Ratio	Amount	Ratio
Revenues	$28,412	100.0%	$23,929	100.0%

Salaries and benefits	12,686	44.6	11,448	47.8
Supplies	4,604	16.2	3,871	16.2
Other operating expenses	4,894	17.3	4,574	19.1
Government stimulus income	—	—	(822)	(3.4)
Equity in earnings of affiliates	(43)	(0.2)	(8)	—
Depreciation and amortization	1,409	5.0	1,365	5.7
Interest expense	770	2.7	816	3.4
Losses (gains) on sales of facilities	(10)	—	20	0.1
Losses on retirement of debt	12	—	295	1.2

	24,322	85.6	21,559	90.1

Income before income taxes	4,090	14.4	2,370	9.9

Provision for income taxes	846	3.0	456	1.9

Net income	3,244	11.4	1,914	8.0

Net income attributable to noncontrolling interests	371	1.3	254	1.1

Net income attributable to HCA Healthcare, Inc.	$2,873	10.1	$1,660	6.9

Diluted earnings per share	$8.50		$4.84

Shares used in computing diluted earnings per share (millions)	337.940		342.848

Comprehensive income attributable to HCA Healthcare, Inc.	$2,900		$1,558

HCA Healthcare, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	March 31,	December 31,
	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,120	$1,030	$1,793
Accounts receivable	7,636	7,424	7,051
Inventories	2,027	2,068	2,025
Other	1,692	1,514	1,464

	12,475	12,036	12,333

Property and equipment, at cost	50,698	49,877	49,317
Accumulated depreciation	(27,227)	(26,689)	(26,118)

	23,471	23,188	23,199

Investments of insurance subsidiaries	410	393	388
Investments in and advances to affiliates	382	427	422
Goodwill and other intangible assets	8,680	8,575	8,578
Right-of-use operating lease assets	2,118	2,083	2,024
Other	628	575	546

	$48,164	$47,277	$47,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,531	$3,524	$3,535
Accrued salaries	1,896	1,767	1,720
Other accrued expenses	2,935	3,117	3,240
Long-term debt due within one year	253	234	209

	8,615	8,642	8,704

Long-term debt, less debt issuance costs and discounts of $255, $229 and $236	32,319	30,838	30,795
Professional liability risks	1,585	1,553	1,486
Right-of-use operating lease obligations	1,767	1,730	1,673
Income taxes and other liabilities	2,088	2,032	1,940
Stockholders’ equity:

Stockholders’ (deficit) equity attributable to HCA Healthcare, Inc.	(593)	247	572
Noncontrolling interests	2,383	2,235	2,320

	1,790	2,482	2,892

	$48,164	$47,277	$47,490

HCA Healthcare, Inc.
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2021 and 2020
(Dollars in millions)

	2021	2020
Cash flows from operating activities:
Net income	$3,244	$1,914
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(567)	1,215
Inventories and other assets	(213)	(57)
Accounts payable and accrued expenses	49	(336)
Contract liabilities - deferred revenues	—	4,999
Depreciation and amortization	1,409	1,365
Income taxes	2	472
Losses (gains) on sales of facilities	(10)	20
Losses on retirement of debt	12	295
Amortization of debt issuance costs and discounts	14	14
Share-based compensation	226	148
Other	73	49

Net cash provided by operating activities	4,239	10,098

Cash flows from investing activities:
Purchase of property and equipment	(1,496)	(1,598)
Acquisition of hospitals and health care entities	(98)	(346)
Sales of hospitals and health care entities	30	39
Change in investments	(12)	(11)
Other	7	(37)

Net cash used in investing activities	(1,569)	(1,953)

Cash flows from financing activities:
Issuances of long-term debt	4,337	2,700
Net change in revolving credit facilities	800	(2,480)
Repayment of long-term debt	(3,731)	(3,364)
Distributions to noncontrolling interests	(357)	(199)
Payment of debt issuance costs	(32)	(35)
Payment of dividends	(325)	(153)
Repurchase of common stock	(3,814)	(441)
Other	(224)	(144)

Net cash used in financing activities	(3,346)	(4,116)

Effect of exchange rate changes on cash and cash equivalents	3	(12)

Change in cash and cash equivalents	(673)	4,017
Cash and cash equivalents at beginning of period	1,793	621

Cash and cash equivalents at end of period	$1,120	$4,638

Interest payments	$755	$854

Income tax payments (refunds), net	$844	$(16)

HCA Healthcare, Inc.
Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2021	2020	2021	2020
Operations:
Number of Hospitals	187	186	187	186
Number of Freestanding Outpatient Surgery Centers*	122	122	122	122
Licensed Beds at End of Period	49,693	49,403	49,693	49,403
Weighted Average Beds in Service	42,464	42,309	42,413	42,243
Reported:
Admissions	532,041	452,992	1,038,421	981,236
% Change	17.5%		5.8%
Equivalent Admissions	916,212	723,136	1,748,701	1,612,171
% Change	26.7%		8.5%
Revenue per Equivalent Admission	$15,756	$15,305	$16,248	$14,843
% Change	2.9%		9.5%
Inpatient Revenue per Admission	$16,144	$15,757	$16,606	$15,152
% Change	2.5%		9.6%
Patient Days	2,629,950	2,260,816	5,300,991	4,883,655
% Change	16.3%		8.5%
Equivalent Patient Days	4,535,678	3,609,607	8,926,869	8,023,845
% Change	25.7%		11.3%
Inpatient Surgery Cases	136,460	118,591	264,050	253,736
% Change	15.1%		4.1%
Outpatient Surgery Cases	262,107	170,911	493,335	397,230
% Change	53.4%		24.2%
Emergency Room Visits	2,128,428	1,516,116	3,970,206	3,780,823
% Change	40.4%		5.0%
Outpatient Revenues as a
Percentage of Patient Revenues	38.2%	31.8%	37.0%	34.8%
Average Length of Stay (days)	4.943	4.991	5.105	4.977
Occupancy (weighted average beds in service)	68.1%	58.7%	69.1%	63.5%
Same Facility:
Admissions	530,067	450,964	1,035,404	978,388
% Change	17.5%		5.8%
Equivalent Admissions	911,715	718,837	1,741,550	1,605,535
% Change	26.8%		8.5%
Revenue per Equivalent Admission	$15,683	$15,290	$16,193	$14,786
% Change	2.6%		9.5%
Inpatient Revenue per Admission	$16,168	$15,786	$16,626	$15,172
% Change	2.4%		9.6%
Inpatient Surgery Cases	136,027	118,293	263,608	253,011
% Change	15.0%		4.2%
Outpatient Surgery Cases	259,263	170,025	489,233	394,747
% Change	52.5%		23.9%
Emergency Room Visits	2,115,901	1,506,441	3,952,401	3,758,123
% Change	40.5%		5.2%

*	Excludes freestanding endoscopy centers (21 centers at both June 30, 2021 and June 30, 2020).

HCA Healthcare, Inc.
Supplemental Non-GAAP Disclosures
Operating Results Summary
(Dollars in millions, except per share amounts)
			For the Six Months
	Second Quarter		Ended June 30,
	2021	2020	2021	2020
Revenues	$14,435	$11,068	$28,412	$23,929

Net income attributable to HCA Healthcare, Inc.	$1,450	$1,079	$2,873	$1,660
Losses (gains) on sales of facilities (net of tax)	(6)	24	(7)	19
Losses on retirement of debt (net of tax)	9	—	9	227

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	1,453	1,103	2,875	1,906
Depreciation and amortization	712	691	1,409	1,365
Interest expense	386	388	770	816
Provision for income taxes	454	347	846	525
Net income attributable to noncontrolling interests	214	137	371	254

Adjusted EBITDA (a)	$3,219	$2,666	$6,271	$4,866

Adjusted EBITDA margin (a)	22.3%	24.1%	22.1%	20.3%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$4.36	$3.16	$8.50	$4.84
Losses (gains) on sales of facilities	(0.02)	0.07	(0.02)	0.06
Losses on retirement of debt	0.03	—	0.03	0.66

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt (a)	$4.37	$3.23	$8.51	$5.56

Shares used in computing diluted earnings per share (millions)	332.613	341.599	337.940	342.848

(a)

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding losses (gains) on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.
Supplemental Non-GAAP Disclosures
2021 Operating Results Forecast
(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2021
	Low	High
Revenues	$57,000	$58,000

Net income attributable to HCA Healthcare, Inc. (a)	$5,350	$5,615
Depreciation and amortization	2,840	2,860
Interest expense	1,560	1,580
Provision for income taxes	1,625	1,695
Net income attributable to noncontrolling interests	725	750

Adjusted EBITDA (a) (b)	$12,100	$12,500

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$16.30	$17.10
Shares used in computing diluted earnings per share (millions)	329.000	329.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.